UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

(Amendment No.           )

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Nabriva Therapeutics plc

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January 7, 2022

Dear Nabriva Shareholder,

The extraordinary general meeting of the shareholders (“EGM”) of Nabriva Therapeutics plc (“Nabriva” or “we”) that was originally scheduled for December 22, 2021 has been adjourned until January 14, 2022, as we did not have sufficient votes to approve the sole proposal to be voted upon on the original date of the EGM.

Our records indicate that we have not yet received your vote. Our board of directors (the “Board”) recommends that you vote “FOR” the proposal. Please vote in favor of the proposal today to support Nabriva.

REMEMBER: Your vote is important, no matter how large or small your holdings may be. Please take a moment to vote your shares “FOR” the proposal. Votes must be received no later than 11:59 p.m. ET on January 13, 2022.

As we approach the January 14th EGM, we want to remind you of the importance of this vote to Nabriva and our ability to effectively raise capital in the future. Currently, we have ~30 million shares that can be issued without a pre-emptive rights offering as these rights were previously waived by a shareholder vote as required by Irish law. The current vote has no bearing on our ability to utilize these shares which expires in June 2022.

In July 2021, Nabriva shareholders approved the allotment of an additional 200 million new shares that the Board can issue for cash. Due to a peculiarity of Irish Law, Nabriva’s shareholders must separately vote to waive the pre-emptive rights related to these already approved shares, which is the purpose of the proposal before the EGM. This pre-emptive rights waiver has been granted by Nabriva shareholders in the past, so the proposal seeks to extend Nabriva’s current waiver authority for another five years. Under the Irish pre-emptive rights concept, Nabriva would have to publicly announce our intent to raise cash for equity in advance of the actual transaction. Given our large investor base (over 20,000 different investors) this would be a time consuming, cumbersome and costly process for a company like Nabriva and would significantly impact our ability to effectively raise capital.

The Board can still issue the 200 million previously approved new shares for cash even without the proposed pre-emptive rights waiver. However, such an issuance would entail a more onerous, drawn out, costly process for Nabriva, and likely result in more dilution to shareholders.

While Nabriva was domiciled in Austria, we had to undertake a similar pre-emptive rights process in 2016 and experienced a significant decline in share price in advance of the pre-emptive rights offering process. This only served to compound the perceived dilution of an equity raise, negatively impacted the amount of capital we were able to raise and further eroded shareholder value.

We continue to be laser-focused on successfully commercializing SIVEXTRO and XENLETA, as well as preparing for the opportunity with CONTEPO, which has been delayed by the FDA’s inability to inspect our European supplier due to the pandemic. We have made great progress during 2021 despite the pandemic and are actively pursuing targeted initiatives to accelerate sales. To best position Nabriva for success, we may have the opportunity in the future to issue shares for cash to make investments in our commercialization activities and fund future product launches with a focus on creating more shareholder value.

A vote against the proposal actually serves to compound potential dilution over the next five years, and/or force Nabriva to take other measures that could significantly limit our ability to increase shareholder value over time.

This is an extremely important vote for the future growth potential of Nabriva. If you have not voted yet, please do so. There is still time to register, or change, your vote through January 13, 2022 at 11:59 PM EST

Please refer to the enclosed voting instruction form to vote today by internet, telephone, or mail. Thank you in advance for your support of Nabriva and your consideration of this extremely important matter. If you have any questions about the proposal or about how to vote your shares, please contact us at EGM@nabriva.com. We wish you a Happy New Year!

Very truly yours,

Daniel Burgess

Chairman of the Board of Directors

Cautionary Note Regarding Forward-Looking Statements

Any statements in this letter about future expectations, plans and prospects for Nabriva Therapeutics, including but not limited to statements about the date on which the EGM will reconvene, the ability to raise additional capital in the future, planned investments in commercialization activities and future product launches, the availability of alternative funding arrangements and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including uncertainties regarding the solicitation of proxies, market conditions, Nabriva Therapeutics’ ability to raise additional capital and such other important factors as are set forth in Nabriva Therapeutics’ annual and quarterly reports and other filings on file with the SEC. In addition, the forward-looking statements included in this letter represent Nabriva Therapeutics’ views as of the date of this letter. Nabriva Therapeutics anticipates that subsequent events and developments may cause its views to change. However, while Nabriva Therapeutics may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Nabriva Therapeutics’ views as of any date subsequent to the date of this letter.